                                                                EXHIBIT 24.1


                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Omega Environmental, Inc.:

         We consent to the use of our report dated June 2, 1995 on the consolidated financial statements of Omega Environmental, Inc. and subsidiaries (Company) as of March 31, 1995 and 1994, and for each of the years in the three-year period ended March 31, 1995, incorporated herein by reference.

         Our report dated June 2, 1995, on the consolidated financial statements of Omega Environmental, Inc. and subsidiaries as of and for the year ended March 31, 1995, contains an explanatory paragraph that states that the Company has incurred significant losses since inception and operations have not generated sufficient cash to cover current obligations. These matters raise substantial doubt about the Company's ability to continue as a going concern. The consolidated balance sheet as of March 31, 1995, does not include any adjustments that might result from the outcome of that uncertainty.


                                           /s/ KPMG Peat Marwick LLP

Seattle, Washington
May 9, 1996